Exhibit 21.1

LIST OF SUBSIDIARIES

KNOWLEDGE MACHINE INTERNATIONAL, INC.

Knowledge Machine International, Inc., a Nevada corporation, has the following wholly owned subsidiary:

1.	EveryStory, Inc., a Delaware corporation.